NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  March 5, 2007

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

PETROLEUM DEVELOPMENT CORPORATION UPDATES FOURTH
QUARTER AND YEAR-END 2006 PRODUCTION AND RESERVES

BRIDGEPORT, WV:  Petroleum Development Corporation (NASDAQ GSM: PETD) updates fourth quarter and year-end 2006 production and reserves.

Production

The Company continued its oil and gas production growth in 2006, producing 16.9 billion cubic feet equivalent ("Bcfe" where 1 barrel of oil equals 6 thousand cubic feet "Mcf" of natural gas), representing a 3.2 Bcfe increase (24%) over the 2005 volume of 13.7 Bcfe.  Fourth Quarter 2006 oil and gas production volumes of the Company increased to 4.8 Bcfe representing an increase of 34% over Fourth Quarter 2005 volumes and an increase of 11% over Third Quarter 2006 volumes.    All of the increase is attributable to the Rocky Mountain Region where the Company's drilling, production and acquisition activities have been focused over the past several years.  Production from the Rocky Mountain Region increased to 14.1 Bcfe for the year, representing an increase of 35% year over year.  Production from the region in the Fourth Quarter totaled 4.1 Bcfe, an increase of 47% over Fourth Quarter 2005 volumes and an 13% increase sequentially over Third Quarter 2006 volumes. Production from the Company's Appalachian and Michigan areas declined 12% and 10% respectively for the year. The 2006 Year and Fourth Quarter volumes are further outlined in the tables below.

	12 Months Ended 12/31/2006					12 Months Ended 12/31/2005
	MCF	BBL	MCFE	BCFE	% Change	MCF	BBL	MCFE	BCFE
Appalachian	1,451,729	1,837	1,462,751	1.46	-12%	1,631,552	3,973	1,655,390	1.66
Michigan	1,399,852	4,439	1,426,486	1.43	-10%	1,555,958	4,732	1,584,350	1.58
Rocky Mtn Region	10,309,203	625,119	14,059,919	14.06	+35%	7,843,250	430,266	10,424,846	10.42
Total	13,160,784	631,395	16,949,156	16.95	+24%	11,030,760	438,971	13,664,586	13.66
	3 Months Ended 12/31/2006					3 Months Ended 12/31/2005
	MCF	BBL	MCFE	BCFE	% Change	MCF	BBL	MCFE	BCFE
Appalachian	343,329	607	346,971	0.35	-13%	392,828	900	398,228	0.40
Michigan	332,692	1,165	339,682	0.34	-13%	383,320	1,341	391,366	0.39
Rocky Mtn Region	3,173,832	154,181	4,098,920	4.10	+47%	2,144,952	105,911	2,780,418	2.78
Total	3,849,853	155,953	4,785,573	4.79	+34%	2,921,100	108,152	3,570,012	3.57
	3 Months Ended 12/31/2006					3 Months Ended 9/30/2006
	MCF	BBL	MCFE	BCFE	% Change	MCF	BBL	MCFE	BCFE
Appalachian	343,329	607	346,971	0.35	+5%	327,499	441	330,145	0.33
Michigan	332,692	1,165	339,682	0.34	-7%	355,624	1,281	363,310	0.37
Rocky Mtn Region	3,173,832	154,181	4,098,920	4.10	+13%	2,620,421	166,821	3,621,347	3.61
Total	3,849,853	155,953	4,785,573	4.79	+11%	3,303,544	168,543	4,314,802	4.31

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Reserves

The Company's year-end 2006 Proved Reserves increased to 323 Bcfe, an increase of 17.5% above the 2005 year-end level of 275 Bcfe.  Proved Developed reserves increased to 187 Bcfe representing a 4.7% increase over year-end 2005.  Proved Undeveloped reserves increased to 123 Bcfe, an increase of 28% over year-end 2005.

Thomas E. Riley, President, stated "The production numbers were right on target with our January guidance.  The total reserve quantities were lower than our estimates due to the sharp, temporary price drop at year end. The low price resulted in lower final estimates for proved undeveloped reserves in the Piceance Basin.  Had the spot price been $0.75 per mcf higher, $4.75 instead of the approximate $4.00 December 31 spot price, our proved reserves would have been above the 356 Bcfe originally estimated.  Additionally, we believe reserves assigned to the Piceance proved undeveloped locations will prove to be conservative, in light of the continued success with slick water completions". Index prices in Colorado (CIG) were $6.41 and $6.17 for February and March 2007, respectively.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. The Company is included in the S&P SmallCap 600 Index and the Russell 3000 Index.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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120 Genesis Boulevard • PO Box 26

Bridgeport, West Virginia • Phone:  (304) 842-3597